Exhibit 23.1

We consent to the use, in the registration statement on Form S-1, of EVO Transportation & Energy Services, Inc. of our report dated February 8, 2019 on our audits of the combined financial statements of Ursa Major Corporation as of December 31, 2017 and December 31, 2016, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended, and the reference to us under the caption "Experts".

Plante & Moran, PLLC Denver, CO

February 11, 2019